Francis Jose
March 30, 2023

Re:    Terms of Separation
Dear Francis:
This letter confirms the agreement (“Agreement”) between you and Immersion Corporation (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date: Your employment is ending effective March 31, 2023 (the “Separation Date”). You agree to resign from all officer or director positions you have with the Company, its subsidiaries, affiliates and/or investments. You further agree that you shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 1.
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on March 31, 2023 we provided you with a final paycheck in the gross amount of $10,399.76 representing all wages, salary, paid time off, and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts and that you have been reimbursed for all reimbursable business-related expenses.
a.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to pay you, within ten (10) business days following the Effective Date (as defined below) of this Agreement, the following: (i) a lump sum payment in the gross amount of $75,000.00, less applicable state and federal payroll deductions. By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.
3.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
4.Proprietary Information: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

Francis Jose

5.Stock Options and Restricted Stock Units: Attached as Exhibit B is your Closing Statement setting forth the status of your option(s), if any, to purchase shares of the Company’s common stock, including how many shares are exercisable and the last date to exercise your option(s). Your rights concerning the option(s) will continue to be governed by the applicable stock option plan and stock options agreement(s), if any, between you and the Company. Also, on Exhibit B is the status of your restricted stock units, including the number of shares that are released as of the Separation Date.
6.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including but not limited to any right to severance pay to which you may at any time be entitled to receive from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Releasees or omission to act by the Company or the Releasees occurring on or before the date this Agreement is signed by the Employee (the “Release”). The Release includes, but is not limited to, a release of any and all claims arising out of your employment with the Company or the termination of that employment. This release includes a release of any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Francis Jose

c.    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, claims for unemployment or workers’ compensation benefits or any claims for enforcement of this Agreement. You also do not waive your right to indemnification as set forth in your Indemnity Agreement, dated January 24, 2023. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
7.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. To the maximum extent permitted by law, you waive your right to receive any individual monetary relief from such Government Agencies if the relief is related to the claims released in this Agreement; however, this Agreement does not limit your right to receive an award for information provided to any Government Agencies.
9.Non-disparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Francis Jose

10.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
13.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
14.Complete and Voluntary Agreement: This Agreement, together with Exhibits A and B hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including but not limited to the Change of Control and Severance Agreement entered into by the Parties effective May 26, 2022. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

Francis Jose

15.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
16.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if it was an original.
17.Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”), and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. Mutually agreed upon changes to this Agreement, whether material or immaterial, do not restart the 21-day period You also understand you may revoke this Agreement within seven (7) days of signing this document by notifying the Chief Executive Officer at his corporate email address and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period without revocation by you. You agree and acknowledge that you are aware of the email address of the Chief Executive Officer of the Company.
18.Acceptance; Expiration: You may accept this offer of Separation Compensation in exchange for a release of claims by signing and returning the executed Agreement to the Chief Executive Officer of the Company prior to the conclusion of the Consideration Period. You agree and acknowledge that you are aware of the email address of the Chief Executive Officer of the Company, which is where you may send your executed Separation Agreement. This offer will automatically expire if not accepted by you within the Consideration Period.
19.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
20.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
21.You represent and warrant that 1) you have had the opportunity to discuss this Agreement with counsel; 2) you sign this Agreement of your own volition, without outside inducement or coercion, fully intending to be bound by its terms, including the Release and covenants contained herein; and 3) you are signing this Agreement, including the Release, in exchange for good and valuable consideration in addition to anything of value the Executive is otherwise entitled to receive.

Francis Jose

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Immersion Corporation

By:	/s/ Eric Singer
Eric Singer
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Francis Jose                    Date:     March 29, 2023
 Francis Jose

Francis Jose

EXHIBIT A
Proprietary Information and Inventions Agreement

Francis Jose

EXHIBIT B
Stock Closing Statement

Francis Jose
FJ

Exhibit A

IMMERSION CORPORATION

Proprietary Information And Inventions Agreement

In consideration of my employment or continued employment by Immersion Corporation. (the "Company") or the provision of services to the Company, and the compensation now and hereafter paid to me, I hereby agree as follows:

1. At-will Employment. I will perform for the Company such duties as may be designated by the Company from time to time. I understand and agree that my employment with the Company is at-will, and may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, I may terminate my employment with the Company at any time, with or without cause and with or without notice.

2. Company Interests. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company.

3. Period of Employment. As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

4. Prior Work for Company. All previous work done by me (if any) for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company, and I assign any rights I may have therein to the Company.

5. Definitions.

a. Proprietary Information. My employment creates a relationship of confidence and trust between the Company and me with respect to any information:

(i) Applicable to the business of the Company; or

(ii) Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, techniques, sketches, drawings, models, mask works, Inventions, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, the Company's respective information concerning research, experimental work, development, design details and specifications, engineering, product specifications, architecture, techniques, source and object code, performance, defects, benchmark results or analysis, product enhancement plans or schedules, financial information, procurement requirements, manufacturing requirements, corporate structure, job titles, employee compensation, job duties, responsibilities and capabilities of individual employees and teams, phone lists, and employee lists, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes any document marked "Confidential" (or with a similar expression), or any information which I have been told is confidential or which I might reasonably expect the Company would regard as confidential, or any information which has been given to me, the Company in confidence by customers, suppliers or any other in the course of Company's business.

b. Inventions. As used in this Agreement, the term "Inventions" means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, specifications, maskworks, trademarks, algorithms, formulae, processes, manufacturing techniques, business processes, trade secrets, ideas, artwork, software and other copyrightable and patentable works.

6. Recognition of Company's Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in the ordinary course of performing my work as an employee of the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world in connection therewith.

7. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

8. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions relating in any way to the Company's business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in

Exhibit A but am to inform the Company in writing that all Inventions have not been listed for that reason. If there is no such list on Exhibit A ("Prior Inventions"), or if I have not informed the Company in writing of confidentiality obligations precluding full disclosure, I represent that I have made no such Prior Inventions at the time of signing this Agreement.

9. Irrevocable License and Assignment in respect of Prior Inventions. I agree to grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without Company's prior written consent.

10. Ownership of Copyrightable Works. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyrights are "works made for hire" as that term is defined in the United States Copyright Act (17 USCA § 101). I hereby irrevocably and unconditionally waive all so-called 'moral rights' that vest in me (whether before, on or after the date hereof) in connection with my authorship of any copyright works in the course of my employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right of integrity (i.e., not to have any such works subjected to derogatory treatment).

11. Disclosure of Inventions and Works. I hereby agree promptly to disclose and describe to the Company, all works of authorship (including those referred to in Paragraph 8 above), Inventions and all associated intellectual property which I may solely or jointly discover, conceive, develop or reduce to practice during the period of my employment with the Company (a) which relate at the time of conception or reduction to practice of the invention to the Company's business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for the Company ("Company Inventions").

12. Ownership of Company Inventions. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions. I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Company Inventions.

13. Future Inventions. I recognize that Inventions or Proprietary Information relating to my activities while working for the Company and conceived or made by me, alone or with others, within six (6) months after termination of my employment may have been conceived in significant part while employed by the Company. Accordingly, I agree that such Inventions and Proprietary Information shall be presumed to have been conceived during my employment with the Company and are to be assigned to the Company unless and until I have established the contrary.

14. Cooperation in Perfecting Rights to Inventions.

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions belonging to, or hereby licensed or assigned to the Company. Such acts may include, but are not limited to, verification and execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, design rights, registered designs, trademarks, copyrights, maskworks or other legal proceedings.

In the event that the Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, design rights, registered designs, trademarks, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights in any Company Inventions.

15. Sole Discretion of the Company. I acknowledge that the Company will decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Company Inventions, and reserves the right to hold any of the Company Inventions as a secret process.

16. Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification in Exhibit B ("Limited Exclusion Notification") and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to the Company all Inventions made or conceived by me during the term of my employment and for six (6) months thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

17. No Solicitation; Non-Interference. During the term of my employment with the Company and for a period of one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company. During the term of my employment with the Company and thereafter I will not disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise.

18. No Improper Use of Materials. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

19. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

20. Return of Company Property. When I leave the employ of the Company or at the request of the Company at any time before termination, I will deliver to the Company all Company property and equipment, and written and tangible materials in my possession incorporating the Proprietary Information, Third Party Information or otherwise relating to the Company's business. I understand that written and tangible materials include, but is not limited to, documents, documents, manuals, files, e-mails, computer print-outs, specifications, devices, drawings, software, disks, and any other medium for storing information, together with all copies, drafts, reproductions, notes, memoranda, extracts or summaries (however made). I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

21. Non-Disparagement. During my employment with the Company, and for a period of one year thereafter, I will not make any critical or disparaging statements about the Company, or any of its products, employees or services, unless such statements are made truthfully in response to a subpoena or other compulsory legal process.

22. Legal and Equitable Remedies. Because my obligations hereunder are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that such party may have for a breach of this Agreement.

23. Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing. Notices to the employee shall be sent to any address in the Company's records or such other address as the employee may specify in writing. Notices to the Company shall be sent to the Company's Human Resources Department or to such other address as the Company may specify in writing.

24. General Provisions.

a. Governing Law. This Agreement shall be effective as of the commencement of my employment by Company, and shall be governed and construed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

d. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and is assigns.

e. Captions. The captions or headings in this Agreement are for convenience only and are not construed as limiting or defining the scope or effect of any provisions of this Agreement.

f. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

g. Inter-Company Assignment. I expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be reassigned at the time of such transfer.

h. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement

This Agreement shall be effective as of the date written below.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A AND INITIALLED EXHIBIT B TO THIS AGREEMENT.

Company:	EMPLOYEE:
Immersion Corporation.	
By: S M Cole	By: Francis Jose
Title: CFO/VP Finance	Printed Name: Francis Jose
Dated: 20 Feb 09	Dated: 2/18/09

Exhibit A

PRIOR INVENTIONS

None.

Exhibit A: Employee Prior Inventions
Rev 7-02

Exhibit B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

(2) Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By: Francis Jose

Francis Jose

(Printed Name of Employee)

Date: 2/18/09

Limited Exclusion Notification
Rev 7-02

Exhibit B

Closing Statement

As Of = Termination Date

Termination Date: 31-March-2023

Statement Effective Date : 31-March-2023

ID: 10364

Exercisable Options

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Exercised	Shares Exercisable	Shares Cancelled	Vesting Stop Date	Total Price ($)	Last Date To Exercise
002764	13-Mar-09	IP08/NQ	3.1800	9,000.00	9,000.00	0.00	0.00	31-Mar-23	0.00	
		TOTALS		9,000.00	9,000.00	0.00	0.00		0.00	

Releasable Restricted Stock Awards

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Released	Shares Releasable	Shares Cancelled
002898	01-Apr-10	EP07/RSU	0.0000	6,000.00	6,000.00	0.00	0.00
002947	14-Mar-11	EP07/RSU	0.0000	8,500.00	8,500.00	0.00	0.00
003072	05-Mar-12	EP11/RSU	0.0000	4,600.00	4,600.00	0.00	0.00
003073	05-Mar-12	EP11/RSU	0.0000	4,500.00	4,500.00	0.00	0.00

______________________________________________________________________________________________________________________________________________ IMMERSION ID: 94-3180138 2999 N. E. 191st Street Suite 610 Aventura, FL 33180 Closing Statement As Of = Termination Date Termination Date: 31-March-2023 Statement Effective Date : 31-March-2023 _____________________________________________________________________________________________________________________ Francis Jose ID: 10364 52 Skytop St. Apt #280 San Jose, CA United States 95134 2 __________________________________________________________________________________________________________________________ Exercisable Options Grant Plan/ Shares Shares Shares Shares Vesting Total Last Date Number Date Type Price ($) Granted Exercised Exercisable Cancelled Stop Date Price ($) To Exercise _________ ________ _________ ___________ ______________ ______________ ______________ ____________ ___________ ___________ ___________ 002764 13-Mar-09 IP08/NQ 3.1800 9,000.00 9,000.00 0.00 0.00 31-Mar-23 0.00 ______________ ______________ ______________ ___________ ___________ TOTALS 9,000.00 9,000.00 0.00 0.00 0.00 __________________________________________________________________________________________________________________________ Releasable Restricted Stock Awards Grant Plan/ Shares Shares Shares Shares Number Date Type Price ($) Granted Released Releasable Cancelled _________ ________ _________ ___________ ______________ ______________ ______________ ____________ 002898 01-Apr-10 EP07/RSU 0.0000 6,000.00 6,000.00 0.00 0.00 002947 14-Mar-11 EP07/RSU 0.0000 8,500.00 8,500.00 0.00 0.00 003072 05-Mar-12 EP11/RSU 0.0000 4,600.00 4,600.00 0.00 0.00 003073 05-Mar-12 EP11/RSU 0.0000 4,500.00 4,500.00 0.00 0.00 ________________________________________________________________________________________ Date: 03/27/2023 Time: 05:42:09PM Page: 1 Exhibit B

______________________________________________________________________________________________________________________________________________ IMMERSION ID: 94-3180138 2999 N. E. 191st Street Suite 610 Aventura, FL 33180 Closing Statement As Of = Termination Date Termination Date: 31-March-2023 Statement Effective Date : 31-March-2023 _____________________________________________________________________________________________________________________ Francis Jose ID: 10364 52 Skytop St. Apt #280 San Jose, CA United States 95134 2 003161 14-Dec-12 EP11/RSU 0.0000 3,000.00 3,000.00 0.00 0.00 003190 04-Mar-13 EP11/RSU 0.0000 7,000.00 7,000.00 0.00 0.00 003191 04-Mar-13 EP11/RSU 0.0000 6,275.00 6,275.00 0.00 0.00 003353 24-Feb-14 EP11/RSU 0.0000 3,900.00 3,900.00 0.00 0.00 003354 24-Feb-14 EP11/RSU 0.0000 2,500.00 2,500.00 0.00 0.00 003507 03-Mar-15 EP11/RSU 0.0000 5,550.00 5,550.00 0.00 0.00 003508 03-Mar-15 EP11/RSU 0.0000 4,000.00 4,000.00 0.00 0.00 003790 01-Mar-16 EP11/RSU 0.0000 4,000.00 4,000.00 0.00 0.00 003791 01-Mar-16 EP11/RSU 0.0000 4,000.00 4,000.00 0.00 0.00 003967 07-Mar-17 EP11/RSU 0.0000 3,300.00 3,300.00 0.00 0.00 003968 07-Mar-17 EP11/RSU 0.0000 3,300.00 3,300.00 0.00 0.00 004101 26-Feb-18 EP11/RSU 0.0000 15,050.00 15,050.00 0.00 0.00 004150 26-Feb-18 EP11/RSU 0.0000 18,706.00 18,706.00 0.00 0.00 004217 28-Feb-19 EP11/RSU 0.0000 10,400.00 10,400.00 0.00 0.00 004218 28-Feb-19 EP11/RSU 0.0000 5,000.00 5,000.00 0.00 0.00 004279 14-Jun-19 EP11/RSU 0.0000 30,000.00 30,000.00 0.00 0.00 004339 09-Mar-20 EP11/RSU 0.0000 10,450.00 10,450.00 0.00 0.00 002851 01-Apr-10 EP07/RSU 0.0000 6,634.00 6,634.00 0.00 0.00 ______________ ______________ ______________ ___________ TOTALS 166,665.00 166,665.00 0.00 0.00 ________________________________________________________________________________________ Date: 03/27/2023 Time: 05:42:09PM Page: 2